AFFINITY PROGRAM AGREEMENT

THIS AGREEMENT ("Agreement") is entered into this 13th day of March, 2006 (the "Effective Date"), by and between PetCARE Television Network, Inc., ("PetCARE TV") a subsidiary of Medical Media Television, Inc., a Florida corporation with its principal offices located at 8406 Benjamin Road, Suite C; Tampa, Florida 33634, and the American Animal Hospital Association ("AAHA"), an Illinois Corporation with its principal offices located at 12575 West Bayaud Avenue, Lakewood, Colorado 80228.

WHEREAS, AAHA is a non-profit professional veterinary association committed to meeting the needs of its members and the veterinary community in general; and

WHEREAS, AAHA recommends certain providers of products and services to the veterinary community that benefit its membership and corporate mission; and

WHEREAS, PetCARE TV is a quality organization offering veterinarians the opportunity to promote animal welfare through unbiased educational programming; and

WHEREAS, PetCARE TV desires to provide a specific educational programming service to AAHA Accredited Practices; and

WHEREAS, AAHA and PetCARE TV each represent to the other that each has the full right, power and authority to enter into this Agreement and to perform its respective obligations hereunder.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

1.       Definitions

The parties agree to the following terms and definitions:

     a. AAHA means American Animal Hospital Association, a non-profit 501(c)(6) corporation. This definition excludes American Animal Hospital Association Foundation, AAHA Services Corp., and any other entity created or owned by or affiliated with AAHA during the term of this Agreement.

     b. AAHA Version means the Client Education DVD Magazine that has been modified by PetCARE TV and approved by AAHA specifically for Accredited Practices and offered through the AAHA PetCARE TV Program.

     c. Accredited Practice means a Member who meets the AAHA Standards of Accreditation(C) and who has been accredited by AAHA.

     d. Client Education DVD Magazine means the monthly DVD written and produced by PetCARE TV for use in a veterinary hospital's reception area or exam room. The DVD contains client information on preventative veterinary procedures and treatments; promotional messaging from advertisers and sponsors; and public service announcements.

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     e.  Member means any individual or corporation engaged in the practice of veterinary medicine who is deemed a member by AAHA.

     f. Member List means a list containing the names and postal addresses of all current Accredited Practices, along with any other pertinent information included at AAHA's discretion.

     g. Participating Member is any Accredited Practice that has executed or renewed a Subscription Agreement during the term of this Affinity Program Agreement.

     h. PetCARE TV means PetCARE Television Network, Inc., a subsidiary of Medical Media Television, Inc., a Florida corporation offering client education television programming to veterinarians, through a subscription service, for use in their reception areas and exam rooms.

     i. AAHA PetCARE TV Program means the AAHA Version of the Client Education DVD Magazine that PetCARE TV offers to Accredited Practices pursuant to this Agreement and the activities undertaken by PetCARE TV and AAHA to offer such services to Accredited Practices. The AAHA PetCARE TV Program expressly excludes the Standard Version and the "Welcome Home Your New Friend" DVD written and produced by PetCARE TV.

     j. PSA means a public service announcement(s) that informs veterinary hospital clients of useful and relevant information about veterinary-related content that is in the public's best interest.

     k. Research Audit refers to the telephone survey(s) performed by PetCARE TV, by which PetCARE TV will verify, on behalf of their sponsors and advertisers, that a subscriber is displaying the current edition of the Client Education Magazine in the reception area of the veterinary practice.

     l. Segment means any contiguous sub-section of the Client Education DVD Magazine, including but not limited to educational, PSA, or promotional material.

     m. Standard Version means the Client Education DVD Magazine currently offered by PetCARE TV for veterinary practices, with no special messages on the value of the AAHA accreditation.

     n. Subscription Agreement means the agreement between PetCARE TV and an Accredited Practice for the provision of client education via the Client Education DVD Magazine. A copy of the current form of Subscription Agreement is attached hereto as Exhibit A.

     o. Trademarks mean any design, image, visual representation, logo, service mark, trade dress, trade name, trademark, or Internet site owned by either AAHA or PetCARE TV during the term of this Agreement. "AAHA Trademarks" mean Trademarks of or owned by AAHA and/or any of its affiliates. "PetCARE TV Trademarks" mean Trademarks of or owned by PetCARE TV. and/or any of its affiliates.

     p. Veterinary Advisory Board ("VAB") means a committee comprised of veterinary practitioners, hospital owners, and professional veterinary consultants selected by PetCARE TV to provide topics for programming, to review scripts prior to production for accuracy and up-to-date information, and to review and approve potential advertisers and sponsors of PetCARE TV.

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2.       Territory Covered

The territory covered by this Agreement is the United States of America and Canada.

3.       Program Obligations

     a. PetCARE TV and AAHA agree that the AAHA PetCARE TV Program shall be made available to all Accredited Practices in accordance with the terms of this Agreement. The products, services and pricing offered through the AAHA PetCARE TV Program are defined in Exhibit B and can be amended during the term of this Agreement upon prior written agreement with AAHA and notification to the Participating Members.

     b. PetCARE TV, at its expense, agrees to produce the AAHA Version of each Client Education DVD Magazine, which version shall include three additional 30-second promotional messages that educate clients about the benefits of bringing their pets to an Accredited Practice. PetCARE TV further agrees that such AAHA messages will appear between educational Segments and will not precede or follow any advertisement or sponsorship message. The AAHA Version will be provided solely to Participating Members and shall not be distributed in any manner whatsoever to any other person or firm.

     c. PetCARE TV agrees to offer Accredited Practices a free, one-year subscription to the AAHA Version of the Client Education DVD Magazine as a membership benefit, provided that the Accredited Practice agrees to use the Client Education DVD Magazine in accordance with their Subscription Agreement. Such subscription may be renewed by the Accredited Practice in accordance with the Annual Subscription pricing, shown in and attached hereto as Exhibit B.

         For any Accredited Practice currently subscribing to PetCARE TV, PetCARE TV agrees to extend their current Subscription Agreement for one full year at no cost and will begin immediately to provide the AAHA Version of the Client Education DVD Magazine to such Accredited Practices each month. Following the complimentary full year, the Accredited Practice may renew their Subscription Agreement in accordance with the Annual Subscription pricing, shown in and attached hereto as Exhibit B.

d. PetCARE TV will grant AAHA the right to select and appoint a representative to the VAB to ensure that program content is consistent with the AAHA Standards of Accreditation(C), other policy statements, and other AAHA positions or policies that affect companion animal practices.

e. PetCARE TV will also grant AAHA the right to review and approve scripts, videos and PSAs from each Segment of the AAHA Version. PetCARE TV agrees to provide AAHA the pre-production scripts and list of potential advertisers as soon as the same is made available to the VAB for review. PetCARE TV shall not deviate from the final pre-production script as approved by AAHA.

f. Editions of the Client Education DVD Magazine include paid advertisements from businesses wishing to promote their product, service and/or message to veterinarians and their clients. Should AAHA deem any advertisement, content or sponsorship objectionable to its Accredited Practices, PetCARE TV agrees to remove the objectionable material from the AAHA Version, provided that AAHA submits its objection and reason for objecting to PetCARE TV in writing within 30 days of receiving the pre-production scripts and list of potential advertisers, as provided to the VAB.

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         To further clarify the intent of the AAHA licensing granted herein,
         PetCARE TV agrees to include the following statement on each AAHA
         Version: "It is the policy of the American Animal Hospital Association not to endorse products or advertisers, including those you may have seen on this PetCARE TV program. AAHA believes that your veterinarian is your single best source for information regarding your pet and your pet`s health. Thank you for visiting this AAHA Accredited Hospital today."

h. AAHA, as a non-profit 501(c)(6) corporation, will not directly market the AAHA PetCARE TV Program. In the context of promoting membership value and benefits to its Members, however, AAHA agrees to offer PetCARE TV other preferred channels of communication that it makes available to its affinity program providers, including certain member communications, affinity program awareness promotions, preferred advertorial space, sponsorship opportunities, and other specific opportunities that may become available from time to time within certain membership regions.

i. AAHA will provide PetCARE TV the opportunity to purchase premium booth space in the designated affinity program provider area of the AAHA yearly conference at the rate of a standard booth space, as published each year in the AAHA exhibitor prospectus.

j. During the term of this Agreement, PetCARE TV agrees that it shall not enter into an arrangement with or provide the Client Education DVD Magazine to any other veterinary organization that competes with AAHA.

k. AAHA understands that PetCARE TV has agreements with Butler Animal Health Supply ("Butler") and Lifelearn to provide distribution, sales and marketing support for PetCARE TV products, other than the AAHA Version, in the United States and Canada, which support includes conducting onsite audits for PetCARE TV. PetCARE TV acknowledges that Butler and Lifelearn are direct competitors of AAHA, and, as such, both businesses compete with AAHA for certain products and services. AAHA and PetCARE TV mutually agree that PetCARE TV will be the sole source to market, sell and distribute the AAHA Version to Accredited Practices.

         PetCARE TV further agrees that Butler, Lifelearn, and any other person or firm engaged by PetCARE TV shall not access, distribute, sell, or market the AAHA Version; shall not have access to any Member List; and shall not have any rights to use the AAHA Trademarks without the prior written approval of AAHA.

         In order to fulfill its obligations to sponsors and advertisers, PetCARE TV shall conduct a semi-annual Research Audit, in place of the onsite audit provided by its distributors, to measure the viewing compliance at Accredited Practices. Only PetCARE TV will conduct such Research Audits. PetCARE TV also agrees to identify itself to the Accredited Practice at the onset of the telephone call.
l. When available, and at its sole discretion, AAHA will grant PetCARE TV permission to include certain AAHA PSAs and other program content in the Client Education DVD Magazine. Such permission will be provided in writing to PetCARE TV, identifying the PSA to be used, how it will be used, and the length of time it may be used by PetCARE TV.

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4.       Licensing

     a. AAHA hereby grants PetCARE TV a non-exclusive, limited license, under the terms of this Agreement, to utilize Member Lists and certain designated AAHA Trademarks, and to use the phrase "AAHA Preferred Provider" only in conjunction with the AAHA PetCARE TV Program. The license may not be used to indicate any recommendation of any other particular products or services, including the Standard Version and the "Welcome Home Your New Friend" DVD, offered by PetCARE TV or any of its affiliates.

     b. Under no circumstances shall "AAHA Preferred Provider" be used directly or indirectly to indicate or imply AAHA's approval or recommendation of any advertiser or sponsor appearing in the AAHA Version.

     c. PetCARE TV shall not incorporate any exclusive sponsorship in the AAHA Version without prior written consent from AAHA. PetCARE TV further agrees that it shall not include any sponsorship or endorsement in the AAHA Version that conflicts with an exclusive arrangement that AAHA may have with another provider of a similar product or service. All sponsorships and endorsements shall be included in the pre-production scripts provided to AAHA, pursuant to paragraph 3(f) of this Agreement.

     d. Upon termination or cancellation of this Agreement, this license shall be immediately forfeited.

5.       AAHA Trademarks Usage

PetCARE TV agrees that it will comply with the "Rules and Guidelines for Use of the AAHA Trademarks", attached hereto as Exhibit C. PetCARE TV acknowledges and agrees that (i) it shall not use the AAHA Trademarks in a manner likely to diminish the AAHA Trademarks' commercial value, and (ii) it shall not knowingly use or permit the use of any mark, name or image likely to cause confusion with the AAHA Trademarks.

6.       Member List

     a. In order to facilitate the marketing of the AAHA PetCARE TV Program to Accredited Practices, AAHA shall provide PetCARE TV with up to three
         (3) Member List(s) in a calendar year free of any charge and in an electronic format. PetCARE TV will provide AAHA three (3) weeks' written notice prior to the date that the Member List is needed.

     b. Member Lists are and shall remain the sole property of AAHA. PetCARE TV shall use the Member Lists provided pursuant to this Agreement, consistent with this Agreement and shall not permit the Member Lists to be used for any other purpose. PetCARE TV shall only permit access to the Member Lists to those employees, agents or other representatives of PetCARE TV who need such access to perform their duties for PetCARE TV under this Agreement. Neither PetCARE TV nor any employee, agent or other representative of PetCARE TV with access to the Member Lists shall reproduce, rent or sell the Member Lists, or any information contained on the Member Lists that may be maintained separately by PetCARE TV, for any reason other than the purpose of promoting the AAHA PetCARE TV Program to Accredited Practices.


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7.       Royalty

In exchange for the limited license granted herein, PetCARE TV shall pay AAHA a royalty as follows:

     a. PetCARE TV will pay to AAHA an annual royalty equal to ten percent (10%) of its annual gross advertising revenue times the percentage of Participating Members to total PetCARE TV subscribers. For example, if total gross advertising revenue is $1,000,000, and one-third of the total subscribers are Participating Members, then AAHA would receive a royalty equal to $1,000,000 x 10% x 33%, or $33,333.

     b. Notwithstanding Paragraph (a) of this section, PetCARE TV shall pay to AAHA a minimum royalty of $10,000 in advance each year for the term of this Agreement. AAHA agrees that the minimum royalty shall be offset by royalties determined under Paragraph (a) of this section.

PetCARE TV agrees to pay to AAHA the minimum annual royalty of $10,000 upon the execution of this Agreement. Subsequent royalty payments will be due no later than the anniversary date of the Effective Date for each calendar year throughout the term of this Agreement.

PetCARE TV further agrees to provide AAHA with an annual report or audited financial statement of the AAHA PetCARE TV Program which will be sufficient for AAHA to confirm the calculation of royalties. The annual report will be delivered to AAHA no later than March 15 of each calendar year for the term of this Agreement.

8.       Term and Termination

     a. Unless earlier terminated as provided for in this Agreement, the initial term of this Agreement shall be for two (2) years commencing with the Effective Date. After the initial term, this Agreement may be renewed by the written mutual agreement of the parties.

     b. Either party may terminate this Agreement by written notice to the other party in the event the other party materially breaches this Agreement and such breach, if capable of cure, remains uncured for 30 days following written notice by the terminating party.

     c. AAHA may terminate this Agreement immediately for the misuse of any Member List; a breach of any provision described in Paragraph 6b above.

     d. Either party may terminate this Agreement immediately upon written notice to the other party if, in the reasonable opinion of the terminating party, the continued performance of this Agreement or any part thereof might subject the terminating party or its affiliates to unfavorable regulatory action, civil action, violate any law, infringe upon the rights of third parties, or subject the terminating party or its affiliates to liability for any reason.

     e. AAHA may terminate this Agreement immediately upon written notice to PetCARE TV in the event that the AAHA Version contains material not included in the script provided to, and pre-approved by, AAHA under paragraph 3(f) of this Agreement.

     f. This Agreement may also be terminated upon fifteen (15) day's written notice by AAHA upon the occurrence of any of the following events:

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         (i) PetCARE TV ceasing to function as a going concern, becoming insolvent, making an assignment for the benefit of creditors, filing a petition in bankruptcy, permitting a petition in bankruptcy to be filed against it, admitting in writing its inability to pay its debts as they become due, or having a receiver appointed for a substantial part of its assets; or

         (ii) the sale, dissolution or liquidation of PetCARE TV or the sale of substantially all of PetCARE TV's assets; or

         (iii) PetCARE TV's failure to make any payment of royalties to AAHA when due.

     g. Upon any termination of this Agreement, each party shall immediately cease to use the Trademarks of the other party, and PetCARE TV shall cease to use the Member Lists and to promote its services as an AAHA Preferred Provider. Upon termination, PetCARE TV agrees to either turn over to AAHA all undistributed copies of the AAHA Version or provide proof of destruction of said copies in a form satisfactory to AAHA.

     h. In the event that AAHA terminates this Agreement due to a breach by PetCARE TV, PetCARE TV will be responsible for the payment of royalties due AAHA through the date of termination.

9.       Representations and Warranties

     a. AAHA represents and warrants to PetCARE TV that it has the authority to enter into this Agreement and the making of this Agreement does not violate any agreements, rights or obligations between AAHA and any other person, firm or corporation.

     b. PetCARE TV represents and warrants to AAHA that it has the authority to enter into this Agreement and the making of this Agreement does not violate any agreements, rights or obligations between PetCARE TV and any other person, firm or corporation.

     c. PetCARE TV represents and warrants that the AAHA PetCARE TV Program content is original, except for materials in the public domain and such excerpts from other materials as may be included with the written permission of the copyright owners; that the AAHA PetCARE TV Program does not and will not contain any libelous or obscene material or injurious formulas, recipes, or instructions; that the AAHA PetCARE TV Program does not infringe any trademark or copyright; and that the AAHA PetCARE TV Program does not invade or violate any right of privacy, personal or proprietary right, or other common law or statutory right. PetCARE TV shall obtain, without expense to AAHA, written permission to include in the AAHA PetCARE TV Program any copyrighted materials which are not in the public domain, as well as any other material for which permission is necessary in conjunction with PetCARE TV's warranties in this Agreement. PetCARE TV specifically agrees to indemnify AAHA for any costs or liabilities resulting from PetCARE TV's failure to comply with its obligations under this paragraph.

10.      Confidential Information

     a. AAHA and PetCARE TV agree and acknowledge that any and all copyrighted materials, data, statistics, subscription lists, Member Lists and other informational materials generated during the course of this Agreement shall be kept confidential. None of this information which is directly related to AAHA may be disclosed by PetCARE TV or used by it for any other purpose other than in connection with this Agreement. None of the information which is directly related to PetCARE TV's services and operations may be disclosed by AAHA or used by it for any other purpose other than in connection with this Agreement.

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     b.  Upon the expiration or termination of this Agreement, irrespective of the cause thereof, all such information shall be immediately surrendered and delivered to the appropriate party. The parties agree that their remedies at law may be inadequate in the event a party violates this provision and that the aggrieved party may obtain injunctive relief in addition to any other remedies at law which it may have.

11.      Indemnification

PetCARE TV and AAHA each agree to indemnify and hold the other party, as well as that party's officers, members, directors, employees or agents harmless from and against any lawsuits, claims, action or causes of action, arising out of, or in connection with, any errors or omissions of the other party, its agents, representatives or employees, with respect to that party's duties and obligations set forth in this Agreement. This obligation includes, but is not limited to, the cost of defense, payment of any judgments and payment of any reasonable expenses for attorneys' fees and other reasonable costs which may be incurred.

12.      Arbitration

In the event of any dispute arising out of this Agreement, AAHA and PetCARE TV will first seek to mediate that dispute. If either party rejects such mediation, then AAHA and PetCARE TV agree that any controversy or claim arising out of or relating in any way to this Agreement shall be settled by arbitration in Denver, Colorado, before the Judicial Arbiter Group and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any judgment or award rendered by the arbitrator(s) shall be entered in any court having jurisdiction. AAHA and PetCARE TV agree to pay their own out-of-pocket expenses associated with the arbitration including attorney's fees, except as may otherwise be provided herein. This provision shall not prohibit either party from seeking injunctive or other relief in any court of competent jurisdiction to enforce their respective rights in and to their Trademarks and confidential information, including the Member Lists.

13.      Legal Compliance

PetCARE TV shall perform all of its duties and responsibilities in compliance with all applicable federal, state and local laws, regulations and ordinances, including but not limited to the rules and regulations of the Federal Communications Commission.

14.      Non-assignability

PetCARE TV may not assign this Agreement or any of the rights granted to PetCARE TV herein without the prior written approval of AAHA. Any assignment without AAHA's prior written approval shall be void.

15.      Relationship of the Parties

Neither party to this Agreement shall represent or hold itself out to be a legal representative, endorsee, partner, joint venturer, employee or servant of the other party for any purpose whatsoever. Neither party is authorized to make any contract, agreement, warranty or representation on behalf of the other party or to create any obligations, express or implied, on behalf of the other party except as otherwise provided in this Agreement.

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16.      Entire Agreement

This Agreement, along with the Exhibits attached hereto, evidence the entire agreement between PetCARE TV and AAHA with respect to the affinity program contemplated herein and supersedes all prior agreements between the parties. This Agreement may only be modified by a writing signed by both parties.

17.      Severability

If any part of this Agreement shall for any reason be found or held invalid or unenforceable in arbitration, or by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of this Agreement which shall survive and be construed as if such invalid or unenforceable part had not been contained herein.

18.      Waiver and Amendment

A waiver of any term or provision shall not be construed as a waiver of any other term or provision of this Agreement. No waiver or amendment of any provision of this Agreement shall be effective unless set forth in writing and signed by a representative of each party, and then only to the extent specifically set forth therein.

19.      Governing Law

This Agreement shall be interpreted and governed by the laws of the State of Colorado and shall be construed in accordance with those laws.

20.      Notices

Any notice required or permitted to be given to the parties pursuant to the terms of this Agreement shall be sent certified mail, return receipt requested, or by facsimile transmission to the parties at the address stated below. All notices shall be deemed given when deposited in the mail, postage prepaid.

         If to AAHA:
         American Animal Hospital Association
         12575 W. Bayaud Avenue
         Lakewood, CO 80228
         Attn:  John W. Albers, DVM, Executive Director

         If to PetCARE TV:
         PetCARE Television Network, Inc.
         8406 Benjamin Road, Suite C
         Tampa, FL 33634
         Attn:   Bernie Kouma, President

Either party may change the address at which it is to receive notice by notifying the other party in writing of the change.

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21.      Binding Effect

This Agreement is binding upon and is for the benefit of the parties and their respective successors and assigns.

22.      Headings

Paragraphs and other headings contained in this Agreement are for reference purposes only, and are not intended to affect in any way the meaning or interpretation of this Agreement.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of March 13, 2006.

AMERICAN ANIMAL HOSPITAL ASSOCIATION

By: /s/ John W. Albers
    ------------------
        John W. Albers, Executive Director


PETCARE TELEVISION NETWORK, INC.

By: /s/ Bernard Kouma
    -----------------
        Bernard Kouma, President







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



                       EXHIBIT A - Subscription Agreement

      See attached copy of AAHA PetCARE TV Program Subscription Agreement.



























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



                       EXHIBIT B - AAHA PetCARE TV Program
                               Products & Pricing



The AAHA PetCARE TV Program will include the following products and services and be offered to Accredited Practices at the stated prices:

Customized AAHA Version

o AAHA Version of PetCARE TV Client Education DVD Magazines, provided to Accredited Practices only (includes three additional 30-second promotional messages that educate the clients about the AAHA accreditation)

Annual Subscription

o Monthly PetCARE TV Client Education DVD Magazines, shipped throughout the term of the Subscription Agreement, for play on the Accredited Practice's existing television monitor and digital video disk (DVD) player in the Accredited Practice's reception area.
o License to download and use each Segment in the Accredited Practice's examination room, on the computer, or for public relations services at the same address.

Pricing:  Accredited Practices only

o    Year 1 - an annual subscription for the AAHA Version at no charge.
o Year 2 and thereafter - $99.00, or 50% off of the current PetCARE TV annual subscription for the Standard Version.
o Current Accredited Practice subscribers to the Client Education DVD Magazine will receive an extension of one full year at no cost and will begin receiving the AAHA Version each month.

Extra DVDs

o Each subscriber has a license to duplicate the AAHA Version for use in another waiting room or examination room at the same address.

o Alternately, the subscriber may order a duplicate of the AAHA Version from PetCARE TV for a fee of $10.00 per DVD magazine.



   Accredited Practices will receive the AAHA benefits of the AAHA PetCARE TV
           Program by calling PetCARE TV toll-free at (888) 701-1202.




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         EXHIBIT C - Rules and Guidelines for Use of the AAHA Trademarks


I. Identifying Marks Belonging to the Association

The American Animal Hospital Association (AAHA) has developed certain marks and symbols (logo, name, letters) that enable the veterinary industry, profession, and clients to identify services or products as produced or endorsed by AAHA or to enable members to identify themselves with AAHA. AAHA marks are registered both as service marks and as evidence of membership in the Association. AAHA has registered its marks in the U.S. and Canada, thereby giving it the responsibility to protect their use and the legal authority to specify who may use its symbols and how they will be displayed.


II. Use of Association Marks

To protect the integrity of its marks and prevent unauthorized use, AAHA has adopted the rules and guidelines outlined herein specifying the proper use of its marks and symbols. Failure to comply with these rules and guidelines shall be cause for suspension or revocation of the limited licenses for mark use. Unauthorized use of the AAHA marks is a violation of trademark laws of the U.S. and Canada and subject to legal action and penalties as provided by law.

A. Association Logo

AAHA's logo is to be used as a single unit with the letters "AAHA" and the words "American Animal Hospital Association" incorporated within the boundaries of a single line. Elements of the logo should never be cut apart or used separately. The superscript provides notice that the AAHA mark is federally registered and should always be used with the mark in the U.S. and Canada. The AAHA logo shall only be used by Accredited Practice Members and other organizations expressly authorized by AAHA.

B. Association Name and Letters

In addition to AAHA's registered logo, AAHA has certain property rights to the use of its name, American Animal Hospital Association, and the letters "AAHA" when such letters are used to refer to the Association.

AAHA Tagline

The AAHA tagline "Healthy Practices. Healthier Pets." shall only be used with the AAHA logo by organizations expressly authorized by AAHA. Please refer to the graphic standards section for use of the tagline.


III. Guidelines for Use of the Association's Marks

Use of AAHA's marks and tagline are restricted to specific services, publications, print or electronic media, or memorabilia produced by or with the express authorization or approval of the Association. This may include endorsed services, such as affinity programs, AAHA MARKETLink, and AAHA Helping Pets Fund. Other organizations, entities, or individuals, whether members or not, are prohibited from using the Association marks without the expressed written approval of the Board of Directors of the American Animal Hospital Association.


IV. Graphic Standards for Association Marks

          A. Logo Design and Layout
          The AAHA logo must always be generated from high-quality art.
          It should be used in appropriate proportion to the other design elements appearing on materials. It must never be hand drawn or the proportions distorted. It must be uncluttered by competing images, screening, or type.
          No single element of the logo can be used separately.
          The logo is enclosed by a single line. This line must not be deleted or broken. The federal registration mark ((R)) must be attached to the AAHA logo. A clear space of 1/4 inch must be maintained around the logo.

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         B. Corporate Colors in Logo
         The only authorized colors are black and red. The red is PMS 032. The logo uses black lettering and a black border and contains a red block with the AAHA letters reversed in white. Do not reverse the colored and white areas. Where the use of black and red is not possible or desirable, black only may be used. The logo should be reproduced on a white or light-colored background.

         C. Use of the AAHA Tagline
         The AAHA tagline, "Healthy Practices. Healthier Pets." must be accompanied by the AAHA logo. It can appear either to the right of the logo in the upper half or centered underneath the logo. The font for the tagline is Baskerville Italic. The tagline can appear in three different colors only: red (PMS 032), black, or white.


V. Prohibition of Commercial Use

The use of the AAHA marks by anyone (other then the Association) in conjunction with a commercial product or commercial services is specifically prohibited.


VI. Revocation of Limited License

Guidelines for the use of the AAHA name and/or symbol shall be considered binding on PetCARE TV. Failure to abide by such guidelines shall be grounds for termination of the license. Upon termination of the limited license, the limited license to use the mark shall be immediately revoked. Any and all materials employing the AAHA marks must be returned to the Association or destroyed. Such individuals shall be expected to take steps to cease use of the marks.


VII. Infringement

Anyone using the marks of the Association without AAHA's permission is liable under the trademark laws for monetary damages and injunctive relief. In addition, all copies and representations of the mark (i.e., stationery) can be confiscated by court order and destroyed.


VIII. Official Marks

The symbol represented below is the only official mark of the American Animal Hospital Association. All other symbol usage should be discontinued.

  [Logo of
  American
   Animal
  Hospital
Association]


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